EXHIBIT 3.3

SECOND AMENDMENT TO THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF STORE CAPITAL LLC

THIS SECOND AMENDMENT TO THE THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF STORE CAPITAL LLC (this “Amendment”) is dated as of February 6, 2024, and approved by the Board by Requisite Board Approval.

RECITALS

A.
WHEREAS, that certain Third Amended and Restated Limited Liability Company Agreement of Store Capital LLC, dated as of February 3, 2023, amended by that certain First Amendment to Third Amended and Restated Limited Liability Company Agreement of STORE Capital LLC dated as of June 7, 2023 (the “LLC Agreement”), is the operating agreement of Store Capital LLC (the “Company”);

B.
WHEREAS, OS Investor (as defined in the Ivory Parent LLC Agreement) has elected “Option 2” of Exhibit A of the Ivory Parent LLC Agreement, pursuant to which G Investor (as defined in the Ivory Parent LLC Agreement) will make a loan to each of OS Investor and OS Waterparks Investor (as defined in the Ivory Parent LLC Agreement) (collectively, the “OS Parties”) (the “FIPA Member Loan”) on the date hereof in order for the OS Parties to finance the amount necessary for the OS Parties to pay the balance of the Aggregate Purchase Price (as defined in the Forward Interest Purchase Agreement) and, in connection therewith, acquire the remainder of the FIPA Interests (as defined in the Forward Interest Purchase Agreement), which will result in OS Investor satisfying the OS Minimum Funding Obligation (as defined in the Ivory Parent LLC Agreement);

C.
WHEREAS, in connection with the FIPA Member Loan (i) OS Investor has executed and delivered that certain Promissory Note, dated as of February 6, 2024 (the “STORE Note”), (ii) OS Waterparks Investor has executed and delivered that certain Promissory Note (Waterparks), dated as of February 6, 2024 (the “Waterparks Note”, collectively with the STORE Note, the “Notes”), (iii) OS Investor and G Investor have entered into that certain Pledge Agreement, dated as of February 6, 2024 (the “STORE Pledge Agreement”) and (iv) OS Waterparks Investor and G Investor have entered into that certain Pledge Agreement (Waterparks), dated as of February 6, 2024 (the “Waterparks Pledge Agreement”, and collectively with the STORE Pledge Agreement, the “Pledge Agreements”, together with the Notes, the “FIPA Member Loan Documents”); and

D.
WHEREAS, the Board, by Requisite Board Approval, desires to amend the LLC Agreement as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Board, by Requisite Board Approval, hereby approves the following:

1.
Interpretation. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the LLC Agreement.
2.
Amendment.
a.
The following definitions shall be added to Section 1.1:

“FIPA Member Loan” shall have the meaning assigned to it in the Ivory Parent LLC Agreement.

“FIPA Member Loan Documents” means the FIPA Notes, the FIPA Pledge Agreements and any other documents delivered in connection with the FIPA Member Loan.

“FIPA Notes” means (i) that certain Promissory Note, dated as of February 6, 2024, and (ii) that certain Promissory Note (Waterparks), dated as of February 6, 2024, in each case, as the same may be amended, restated, modified, supplemented or amended and restated from time to time in accordance with its terms.

“FIPA Pledge Agreements” means that certain Pledge Agreement, dated as of February 6, 2024 and (y) that certain Pledge Agreement (Waterparks), dated as of February 6, 2024, in each case as the same may be amended restated, modified, supplemented or amended and restated from time to time in accordance with its terms.

b.
Section 6.1.1 shall be deleted in its entirety and replaced with the following:

“Notwithstanding anything to the contrary in this Agreement, the Company is intended to operate in a manner that will meet the requirements of Section 856(a)(1) of the Code at all times, and this Agreement shall be interpreted in a manner consistent therewith. The business and affairs of the Company shall be managed by a board of directors (the “Board”) to the fullest extent permitted by the Act. The Board shall consist of eleven (11) board members (each, a “Board Member”). Six (6) Board Members shall be designated by Ivory Parent Member (subject to the OS REIT Board Remedies (as defined in Exhibit A of the Ivory Parent LLC Agreement)) (three (3) of which shall be identified by Ivory Parent Member as the “Other Ivory Parent Board Members” (and, whether or not three (3) individual Board Members are appointed, the Other Ivory Parent Board Members shall have voting power of three (3) votes at all times), and three (3) of which shall be identified by Ivory Parent Member as the “OS Ivory Parent Board Members” (and, whether or not three (3) individual Board Members are appointed (but subject to the definition of Requisite Board Approval), the OS Ivory Parent Board Members shall have voting power of three (3) votes at all times), and (subject to the terms of Section 6.1.2) five (5) Board Members shall be designated by G Member (each, a “G Member Board Member”) (and, whether or not five (5) individual Board Members are appointed, the G Member Board Members shall have voting power of five (5) votes at all times). Except for any Independent Director or any Board

Member that is a member of Company Management (any such Board Member, a “Non-Affiliated Board Member”), a Board Member must be an employee, officer or director of the Board Member Designating Party (or an Affiliate of the Board Member Designating Party) of such Board Member. Any Board Member Designating Party, by written notice to the Board (with a copy to Company Management) from time to time, shall be entitled to designate to any single Board Member appointed by such Board Member Designating Party voting power of more than one (1) vote, provided all of the Board Members appointed by such Board Member Designating Party shall not have the right to vote more than the aggregate voting power of such Board Members as set forth above.”

c.
The definition of “Interim Governance Period” in Schedule XI shall be deleted in its entirety and replaced with the following:

““Interim Governance Period” means any period during which OS Investor, collectively and directly and/or indirectly, owns less than twenty-five percent (25%) of the Common Units, the Members and the Board agreeing that the Interim Governance Period may be reinstated, and shall apply, at any time OS Investor’s ownership of Common Units falls below twenty-five percent (25%), solely as a result of a default under the FIPA Member Loan Documents that results in a foreclosure pursuant to any FIPA Pledge Agreement.”
3.
Entire Agreement; Full Force and Effect. Except as amended or modified hereby, each term and provision of the LLC Agreement is hereby ratified and confirmed and will and does remain in full force and effect.
4.
Counterparts. This Amendment may be executed by pdf signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. All signatures to this Amendment may be provided or executed by manual, or electronic signatures, which shall expressly include images of manually executed signatures transmitted by electronic format (including, without limitation, “pdf”, “tif”, or “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign), which will, for all purposes, be deemed to be the original signature of such party whose signature it reproduces and will be binding upon such party. Neither this Amendment, nor any part or provision of this Amendment, shall be challenged or denied any legal effect, validity and/or enforceability solely on the grounds that it is in the form of an electronic record.
5.
Governing Law/Jurisdiction. This Amendment shall be governed by and construed in accordance with the internal laws of State of Delaware, without regard to the conflicts of laws principles thereof.

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IN WITNESS WHEREOF, the undersigned executed this Amendment as of the date first above written.

DIRECTORS:

By: _/s/ Adam Gallistel____________

Name: Adam Gallistel

By: _/s/ Jesse Hom________________

Name: Jesse Hom

By: _/s/ Daniel Santiago____________

Name: Daniel Santiago

By:_/s/ Mary Fedewa_______________

Name: Mary Fedewa

By:_/s/ Marc Zahr__________________

Name: Marc Zahr

By:_/s/ Michael Reiter_______________

Name: Michael Reiter